Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Expedia Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company or a duly authorized committee thereof (the “Board” or “Board of Directors”) as required by Section 151 of the General Corporation Law pursuant to a unanimous written consent dated as of April 23, 2020:

WHEREAS, the amended and restated certificate of incorporation of the Company (as amended and as may be amended from time to time, the “Certificate”) provides for a class of its authorized stock known as Preferred Stock, consisting of 100,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors, is authorized, without further stockholder approval, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock, which shall consist of 1,200,000 shares of the Preferred Stock that the Company has the authority to issue as Series A Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, $0.001 par value per share, of the Company for cash or exchange of other securities, rights or property and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

SECTION 1.    Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 1,200,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (b) the filing of an amendment to this Certificate of Designations pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

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SECTION 2.    Ranking. The Series A Preferred Stock will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights:

(a)    on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Parity Stock”);

(b)    junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Senior Stock”); and

(c)    senior to the Common Stock, Class B Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Junior Stock”).

The Company’s ability to issue Capital Stock that ranks on a parity basis with or senior to the Series A Preferred Stock shall be subject to the provisions of Section 8. The respective definitions of Parity Stock, Senior Stock and Junior Stock shall also include any securities, rights or options exercisable or exchangeable or convertible into any of Parity Stock, Senior Stock or Junior Stock, as the case may be.

SECTION 3.    Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued through the most recent Dividend Payment Date on or prior to such date on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid in cash.

“Affiliate” has the meaning set forth in the Investment Agreements.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Base Dividend Rate” has the meaning set forth in the definition of “Dividend Rate” below.

“Board” has the meaning set forth in the recitals above.

“Business Day” has the meaning set forth in the Investment Agreements.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time in accordance with the terms of this Certificate.

“Capital Lease Obligations” has the meaning set forth in the Existing Credit Agreement.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate” has the meaning set forth in the recitals above.

“Certificate of Designations” means this Certificate of Designations of Rights, Preferences and Limitations of the Series A Preferred Stock.

“Change of Control” means the occurrence of any one of the following events (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company (voting together as a single class, the “Total Voting Power”) of the Company; (b) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved or ratified by a vote of a majority of the directors of the Company then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of the Board of Directors then in office; (c) the adoption of a plan relating to the liquidation or dissolution of the Company; (d) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, conveyance or other disposition of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) in the case of a merger or consolidation transaction, a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Total Voting Power of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the Total Voting Power of the surviving Person in such merger or consolidation transaction immediately after such transaction; or (e) any event that would result in a “Change of Control” (or analogous term) under the Credit Agreement Amendment, the Company’s senior notes outstanding on the Closing Date or, in each case, any refinancings thereof, or pursuant to any other Indebtedness for borrowed money with a principal amount of at least $100,000,000.

“Change of Control Notice” has the meaning set forth in Section 6(b).

“close of business” means 5:00 p.m. (New York City time).

“Closing Date” has the meaning set forth in the Investment Agreements.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” mean the Class B common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the recitals above.

“Credit Agreement Amendment” has the meaning set forth in the Investment Agreements.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividends” has the meaning set forth in Section 4(a).

“Dividend Payment Date” means June 30 and December 31 of each year, commencing on June 30, 2020 (the “Initial Dividend Payment Date”); provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means, the period from and including the applicable Issuance Date to, but excluding, the applicable Initial Dividend Payment Date and, subsequent to such Initial Dividend Payment Date, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“Dividend Rate” means, initially, 9.5% per annum; provided, that such rate shall be adjusted from time to time as follows: (i) beginning on each of the fifth, sixth and seventh anniversaries of the Closing Date, the then-applicable Dividend Rate shall be increased by 100 basis points on each such yearly anniversary; (ii) beginning on each of the eighth and ninth anniversaries of the Closing Date, the then-applicable Dividend Rate shall be increased by 150 basis points on each such yearly anniversary (the Dividend Rate after giving effect to the foregoing clauses (i) and (ii), the “Base Dividend Rate”); and (iii) if the Company or any of its Subsidiaries shall incur any additional principal amount of Indebtedness after the Closing Date, other than Excluded Indebtedness (each such separate incurrence of additional principal amount of Indebtedness, a “Specified Incurrence”), (A) if the Leverage Ratio (as defined in the Existing Credit Agreement) immediately after giving effect to such Specified Incurrence is at least 5.00 to 1.00 but less than 6.00 to 1.00, the then-applicable Base Dividend Rate shall be increased by 100 basis points, (B) if the Leverage Ratio immediately after giving effect to such Specified Incurrence is at least 6.00 to 1.00 but less than 7.00 to 1.00, the then-applicable Base Dividend Rate shall be increased by 200 basis points and (C) if the Leverage Ratio immediately after giving effect to such Specified Incurrence is at least 7.00 to 1.00, the then-applicable Base Dividend Rate shall be increased by 300 basis points (for the avoidance of doubt, no more than one adjustment pursuant to this clause (iii) (which shall be the adjustment triggered by the most recent Specified Incurrence) shall be in effect at any time). If as of the end of any calendar quarter following an increase to the Dividend Rate as a result of a Specified Incurrence, the Leverage Ratio falls below the Leverage Ratio level that triggered such increase and the Company delivers to the Holders an Officer’s Certificate to that effect with a calculation of the Leverage Ratio as of the end of such calendar quarter, the Dividend Rate shall be decreased effective as of such time to equal the Dividend Rate corresponding to the reduced Leverage Ratio (for example, if the Leverage Ratio immediately after giving effect to a Specified Incurrence was at least 6.00 to 1.00 but less than 7.00 to 1.00 and subsequently falls to at least 5.00 to 1.00 but less than 6.00 to 1.00, the amount of the increase pursuant to clause (iii) above shall be reduced to 100 basis points). The Dividend Rate, including after taking into account all adjustments described in this definition, shall in no event exceed 15.5% per annum.

“Dividend Record Date” has the meaning set forth in Section 4(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” has the meaning set forth in the Investment Agreements.

“Excluded Indebtedness” means any (i) Indebtedness incurred in exchange for, or the net proceeds of which are used (whether or not concurrently with the incurrence of such Indebtedness) to repay, prepay, redeem or otherwise refinance or replace, any Indebtedness of the Company or any of its Subsidiaries, (ii) intercompany Indebtedness, (iii) Indebtedness (x) constituting a mortgage financing secured by a Lien on any or all of the New Headquarters Assets or (y) attributable to any sale-leaseback transaction pertaining to any or all of the New Headquarters Assets and (iv) Indebtedness in an aggregate principal amount, together with the then-outstanding aggregate principal amount of all other Indebtedness incurred pursuant to this clause (iv) and the then-outstanding aggregate amount of any Government Financing, not to exceed $2.0 billion.

“Government Financing” means an issuance of Parity Stock or Senior Stock to, or the incurrence of Indebtedness owed to, a local, federal or foreign governmental entity (a “Governmental Entity”), or designee thereof (in each case, excluding a sovereign wealth fund who regularly makes financial investments), in connection with a financing transaction pursuant to a program developed to address COVID-19 (including the impacts thereof).

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company and Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreements or this Certificate of Designations shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Indebtedness” means, without duplication, (a) all obligations of the Company or any of its Subsidiaries for borrowed money, (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, to the extent funded, (d) all securitization or similar facilities of the Company or any of its Subsidiaries, (e) all Capital Lease Obligations and Synthetic Lease Obligations of the Company or any of its Subsidiaries and (f) all guarantees by the Company or any of its Subsidiaries of any Indebtedness (as described in clauses (a) through (e) of this definition) of any other Person.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.

“Investment Agreements” means (a) that certain Investment Agreement dated as of April 23, 2020, among the Company and AP Fort Holdings, L.P. and (b) that certain Investment Agreement dated as of April 23, 2020, among the Company, SLP V Fort Holdings II, L.P. and SLP Fort Aggregator II, L.P.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Lien” has the meaning set forth in the Existing Credit Agreement.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.

“Mandatory Government Financing” means any Government Financing that is effectively required by the applicable Governmental Entity.

“New Headquarters Assets” has the meaning set forth in the Existing Credit Agreement.

“Notice of Optional Redemption” has the meaning set forth in Section 7(b).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Optional Redemption” has the meaning set forth in Section 7(a).

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Parity Stock” has the meaning set forth in Section 2(a).

“Permitted Holders” means Barry Diller and his affiliates (including his (a) parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the persons referred to in the immediately preceding clause (a), and (c) any company, partnership, trust or other entity or investment vehicle created for the benefit of, or controlled by, Barry Diller or any of the persons referred to in clause (a) or (b), the holdings of which are for the primary benefit of Barry Diller or any of the persons referred to in clause (a) or (b) of this definition or created by any such person for the benefit of any charitable organization or for a charitable purpose)) and any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to which any such persons collectively exercise a majority of the voting power.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Redemption Date” means with respect to the redemption of shares of Series A Preferred Stock pursuant to this Certificate of Designation, the date on which the applicable redemption consideration for the shares of Series A Preferred Stock redeemed is paid or delivered.

“Redemption Price” has the meaning set forth in Section 7(a).

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Company or any of its Subsidiaries as in effect on the date hereof or, solely to the extent such terms are not materially less favorable to the Holders for purposes of Section 6(d) hereof, any amendments thereto or refinancings or replacements thereof.

“Specified Incurrence” has the meaning set forth in the definition of “Dividend Rate” above.

“Subsidiary” has the meaning set forth in the Investment Agreements.

“Synthetic Lease Obligations” has the meaning set forth in the Existing Credit Agreement.

“Transfer” has the meaning set forth in the Investment Agreements.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Computershare Trust Company, N.A.

“Unredeemed Shares” has the meaning set forth in Section 6(d).

SECTION 4.    Dividends.

(a)    Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b)    Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on the then-applicable Liquidation Preference thereof and on any Accrued Dividends on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable semi-annually in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. Dividends on the Series A Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.

(c)    Arrearages; Payment of Dividends. Dividends shall be payable, (x) until the third anniversary of the Closing Date, at the Company’s option, either (i) in cash or (ii) by increasing the amount of Accrued Dividends in an amount equal to the amount of the Dividend to be paid (such increase described in this clause (ii), a “Dividend Accrual”), (y) from the third anniversary of the Closing Date until the sixth anniversary of the Closing Date, at the Company’s Option, either (i) in cash or (ii) a combination of cash and Dividend Accrual, with no more than fifty percent of the total amount of such Dividend being a Dividend Accrual and (z) thereafter, in cash. If the Company fails to declare and pay pursuant to this Section 4(c) a full Dividend on the Series A Preferred Stock on any Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person. The Company shall be entitled to declare and pay all or any part of the Accrued Dividends relating to Dividends that were required to be paid in cash pursuant to this Section 4(c) (such Accrued Dividends, the “Accrued Cash Dividends”) on subsequent Dividend Payment Dates, and, following such cash payment, such Accrued Cash Dividends shall no longer be deemed Accrued Dividends hereunder.

(d)    Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date (each, a “Dividend Record Date”) whether or not such day is a Business Day.

(e)    Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless (x) there are no Accrued Cash Dividends at such time (or all Accrued Cash Dividends contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders) and (y) there are no Unredeemed Shares at such time, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement approved by the Board with or for the benefit of current or former employees, officers, directors or consultants;

(ii)    as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iii)    purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(iv)    payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(v)    distributions of Junior Stock or rights to purchase Junior Stock; or

(vi)    any dividend in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan.

Subject to the provisions of Sections 2, 4 and 8, dividends may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time and the Holders will not be entitled to participate in those dividends.

SECTION 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this Section 5, and after such receipt, and will have no right or claim to any of the Company’s remaining assets.

(b)    Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Upon the consummation of a merger or consolidation of the Company with another Person in which the Company is not the surviving entity, any Series A Preferred Stock that is outstanding at such time (including any Unredeemed Shares) shall be converted into or exchanged for preference securities of the surviving or resulting entity having substantially the same rights, powers, limitations and restrictions of the Series A Preferred Stock immediately prior to such consummation.

SECTION 6.    Redemption Upon Change of Control.

(a)    Change of Control Redemption. Subject to Section 6(d), upon the occurrence of a Change of Control, (i) the Company shall have the right, but not the obligation, to redeem any or all of the outstanding shares of Series A Preferred Stock at the then applicable Redemption Price, payable in cash and (ii) each Holder will have the right, but not the obligation, to require the Company to redeem any or all of the outstanding shares of Series A Preferred Stock owned by such Holder at the then applicable Redemption Price, payable in cash.

(b)    Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control; (ii) the date on which the Change of Control is anticipated to be consummated; (iii) whether the Company is exercising its right under Section 6(a)(i) to redeem any or all of the outstanding shares of Series A Preferred Stock and, if so, the number of shares of Series A Preferred Stock to be redeemed from such Holder, and stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the applicable Redemption Price therefor; and (iv) the then applicable Redemption Price; and (v) a description of the payments and other actions required to be made or taken in order to effect the Satisfaction of the Indebtedness Obligations. If, or to the extent that, the Company is not exercising its rights pursuant to Section 6(a)(i) to redeem the outstanding shares of Series A Preferred Stock, the Holder may exercise its right pursuant to Section 6(a)(ii) to require the Company to redeem all or any portion of the outstanding shares of Series A Preferred Stock owned by such Holder by delivering a written notice to the Company stating that the Holder is exercising its right to require the Company to redeem its outstanding shares of Series A Preferred Stock and including wire transfer instructions for the payment of the Redemption Price no later than ten (10) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice). In the event that the Holder so exercises it rights pursuant to Section 6(a)(ii), the Company will, as promptly as practicable, deliver to such Holder at its address as it appears in the records of the Company written instructions stating the place or places at which the shares of Series A Preferred Stock to be redeemed shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the applicable Redemption Price therefor.

(c)    Delivery upon Change of Control. If either the Company or a Holder has exercised its right to redeem, or require redemption of, any outstanding shares of Series A Preferred Stock pursuant to Section 6(a), then upon the consummation of a Change of Control, after the Satisfaction of the Indebtedness Obligations and subject to Section 6(d) below and subject to the Holder properly surrendering the certificates evidencing the applicable shares of Series A Preferred Stock, the Company (or its successor) shall promptly deliver or cause to be delivered to the Holder by wire transfer the applicable Redemption Price with respect to each of such Holder’s shares of Series A Preferred Stock so redeemed. After taking into account any shares of Series A Preferred Stock that are redeemed at the option of any Holder pursuant to Section 6(a)(ii), in case of any redemption at the option of the Company of part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be redeemed by the Company on a pro rata basis based on the then-outstanding shares of Series A Preferred Stock. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(d)    Cash Redemption Not Permitted. If the Company (A) shall not have sufficient funds legally available under the DGCL to redeem all outstanding shares of Series A Preferred Stock otherwise required or sought to be redeemed pursuant to this Section 6 or (B) will be in violation of Specified Contract Terms if it redeems all outstanding shares of Series A Preferred Stock otherwise required or sought to be redeemed pursuant to this Section 6, the Company shall not be entitled to elect to redeem any shares of Series A Preferred Stock pursuant to Section 6(a)(i) and, with respect to any shares of Series A Preferred Stock with respect to which Holders have exercised their rights pursuant to Section 6(a)(ii), the Company shall (i) redeem, pro rata among such electing Holders, a number of shares of Series A Preferred Stock with an aggregate applicable Redemption Price equal to the lesser of (1) the amount legally available for the redemption of shares of Series A Preferred Stock under the DGCL and (2) the largest amount that can be used for such redemption not prohibited by Specified Contract Terms and (ii) redeem any shares of Series A Preferred Stock with respect to which Holders have exercised their rights pursuant to Section 6(a)(ii) not purchased because of the foregoing limitations at the applicable Redemption Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such shares of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a redemption payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and the Specified Contract Terms. If the Company fails to pay the Redemption Price in full when due in accordance with this Section 6 in respect of some or all of the shares of Series A Preferred Shares with respect to which Holders have exercised their rights pursuant to Section 6(a)(ii) (any such shares being “Unredeemed Shares” until the Redemption Price in respect thereof is paid in full in accordance with this Certificate of Designations), the Company will pay Dividends on such shares not repurchased at the Dividend Rate from time to time in effect (determined on the basis that the Series A Preferred Stock not redeemed remains outstanding), accruing daily from such date until the Redemption Price, plus all accrued and unpaid dividends thereon that have not otherwise been taken into account in the calculation of the Redemption Price, are paid in full in respect of such shares of Series A Preferred Stock. For purposes of clarity, notwithstanding anything to the contrary contained in this Section 6, the payment of the Change of Control Redemption Price may occur only after the Satisfaction of the Indebtedness Obligations occurs.

(e)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 6, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

(f)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 6, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 7.    Redemption at the Option of the Company.

(a)    Optional Redemption. The Company, at its option, may redeem for cash, in whole or in part from time to time, the outstanding shares of Series A Preferred Stock (each, an “Optional Redemption”) upon giving the notice described in Section 7(b) below, at a price (the “Redemption Price”) equal to (i) with respect to such notice being given at any time on or prior to the one-year anniversary of the Closing Date, the sum of (A) 105.0% of the sum of the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus an amount equal to any Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date, (ii) with respect to such notice being given at any time after the one-year anniversary but on or prior to the two-year anniversary of the Closing Date, the sum of (A) 103.0% of the sum of the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus any an amount equal to Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date, (iii) with respect to such notice being given at any time after the two-year anniversary but on or prior to the three-year anniversary of the Closing Date, the sum of (A) 102.0% of the sum of the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus an amount equal to any Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date, (iv) with respect to such notice being given at any time after the three-year anniversary but on or prior to the four-year anniversary of the Closing Date, the sum of (A) 101.0% of the sum of the Liquidation

Preference per share of Series A Preferred Stock to be redeemed plus an amount equal to any Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date and (v) with respect to such notice being given at any time after the four-year anniversary of the Closing Date, the sum of (A) the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus an amount equal to any Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date.

(b)    Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall send, to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses as they shall appear on the records of the Company, a written notice (i) notifying such holders of the election of the Company to redeem such shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be redeemed from such holder, and the Redemption Date, and (ii) stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the Redemption Price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders. The Notice of Optional Redemption shall state the Redemption Date selected by the Company.

(c)    Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be redeemed by the Company on a pro rata basis based on the then-outstanding shares of Series A Preferred Stock. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the Holder thereof.

(d)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 7, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

(e)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 7, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 8.    Approval Rights.

(a)    Series A Approval Rights. Except as expressly set forth herein, the Series A Preferred Stock shall be non-voting. The vote or consent of the Holders of at least a two-thirds of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i)    any amendment, alteration or repeal of any provision of the Certificate (including this Certificate of Designations) or Bylaws, whether by merger or otherwise, in a manner that would have an adverse effect on the rights, preferences or privileges of the Series A Preferred Stock;

(ii)    any issuance of additional shares of Series A Preferred Stock (other than as permitted under the Investment Agreements or by this Certificate of Designations, including Section 4), any Parity Stock, any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for the foregoing, in each case other than (x) any Government Financing the incurrence of which does not reduce the amount of Indebtedness the Company can incur pursuant to clause (iv) of the definition of Excluded Indebtedness to zero or (y) any Mandatory Government Financing; provided that the aggregate liquidation preference or par amount of any outstanding Mandatory Government Financing issued pursuant to this clause (y) shall, solely to the extent it was not also issued pursuant to clause (x), be treated as a Specified Incurrence and as indebtedness for the purposes of calculating the Leverage Ratio used in determining the Dividend Rate;

(iii)    any liquidation, dissolution or winding up of the Company; or

(iv)    agree or commit to do or take any action described in this Section 8(a).

For purposes of this Section 8(a), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Certificate.

(b)    Class Voting. Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote and shall vote separately as a class, whether at a meeting or by written consent. The Holders of shares of Series A Preferred Stock shall not otherwise have any voting rights with respect to such shares.

(c)    Written Consents. The Holders of Series A Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such stockholders.

SECTION 9.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 10.    Replacement Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

SECTION 11.    Taxes.

(a)    Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Stock to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series A Preferred Stock (or in respect of any payment or distribution (or deemed distribution) with respect to a Warrant held by the Holder of such Series A Preferred Stock or upon the exercise thereof), the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series A Preferred Stock or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).

(b)    Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of shares of Series A Preferred Stock or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

SECTION 12.    Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at Expedia Group, Inc., 1111 Expedia Group Way West, Seattle, Washington 98119 (Attention: Chief Legal Officer), (ii) if to any Holder, to such Holder at the address and electronic mail address of such Holder as listed in the stock record books of the Company (which, for all purposes hereunder, may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 13.    Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, the Liquidation Preference and Accrued Dividends per share of Series A Preferred Stock and the Dividend Rate in effect from time to time and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 14.    Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a two-thirds of the shares of Series A Preferred Stock then outstanding; provided that any amendment, modification or waiver that, by its terms, would adversely and uniquely affect a Holder relative to other Holders without similarly affecting all of Holders shall require the prior written consent of such adversely and uniquely affected Holder.

SECTION 15.    Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 16.    [Reserved].

SECTION 17.    Interpretation When a reference is made in this Certificate of Designation to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Certificate of Designation unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Certificate of Designation, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Certificate of Designation shall refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation unless the context requires otherwise. The words “date hereof” when used in this Certificate of Designation shall refer to May 4, 2020. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Certificate of Designation shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Certificate of Designation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless otherwise specified, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that, for the avoidance of doubt, references to the Existing Credit Agreement shall not include any amendments, modifications or supplements after April 22, 2020. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Certificate of Designation, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

[Signature Page Follows]

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 4th day of May, 2020.

/s/ Michael S. Marron

Name: Michael S. Marron

Title: Senior Vice President, Legal and Assistant Secretary